    Contacts: For Media: For Financials: John S. Oxford James C. Mabry IV Senior Vice President Executive Vice President Chief Marketing Officer Chief Financial Officer (662) 680-1219 (662) 680-1281 joxford@renasant.com jim.mabry@renasant.com Renasant Announces Transfer of Listing of Common Stock to the New York Stock Exchange   TUPELO, MISSISSIPPI (September 26, 2023) – Renasant Corporation (“the Company”) announced today that the Company is transferring the listing of its common stock to the New York Stock Exchange (“NYSE”) from the NASDAQ Stock Market LLC (“NASDAQ”). Renasant’s common stock is expected to begin trading on the NYSE on Monday, October 9, 2023, under its current ticker symbol: RNST. The Company’s common stock will continue to trade on NASDAQ until the transfer is complete. “We’re excited to list our common stock on the prestigious New York Stock Exchange,” said Renasant CEO, Mitch Waycaster. “In joining the world’s largest stock exchange, we believe NYSE will provide greater visibility for our company and shareholders. We look forward to celebrating this occasion and milestone for Renasant by ringing The Closing Bell® on our first day of trading on the NYSE.” “For over 100 years, Renasant Bank has been a leader in financial innovation, and we’re thrilled to welcome them to the New York Stock Exchange,” said John Tuttle, Vice Chair, NYSE Group. “As an NYSE-listed company, the bank joins 2,400 other icons, disruptors and peers to leverage not only the value of membership in the NYSE community but the visibility and industry-leading market quality our exchange uniquely provides.”

In celebration of the transfer, Renasant will ring The Closing Bell® at the NYSE at 4:00 p.m. ET on Monday, October 9, 2023, which will be broadcast on https://www.nyse.com/bell. ABOUT RENASANT CORPORATION: Renasant Corporation is the parent of Renasant Bank, a 119-year-old financial services institution. Renasant has assets of approximately $17.2 billion and operates 195 banking, lending, mortgage, wealth management and insurance offices throughout the Southeast as well as offering factoring and asset-based lending on a nationwide basis. For more information, please visit www.renasantbank.com or Renasant’s IR site at www.renasant.com.   ###